Exhibit 5.1

Ivonne M. Cabrera	Phone: (630) 743-5024
Senior Vice President	Fax: (630) 743-2670
General Counsel & Secretary	Email:imc@dovercorp.com

November 3, 2015

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Re:	Form S-3ASR Registration Statement (File No. 333-194385)

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Dover Corporation, a Delaware corporation (the “Company”), and, as such, am generally familiar with its affairs, records, documents and obligations. I have acted as counsel to the Company in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Company’s 3.150% Notes due 2025 (the “2015 Securities”) pursuant to a Pricing Agreement, dated as of October 29, 2015 (the “Pricing Agreement”), and related Underwriting Agreement, dated as of October 29, 2015 (together with the Pricing Agreement, the “Underwriting Agreement”), among the Company and the several underwriters named in Schedule I to the Pricing Agreement (collectively, the “Underwriters”). The 2015 Securities will be issued pursuant to an Indenture, dated as of February 8, 2001, between the Company and The Bank of New York Mellon, as trustee (the “Base Indenture” and the “Trustee”), as amended, and supplemented by a Fifth Supplemental Indenture, dated as of November 3, 2015 (the “Fifth Supplemental Indenture”) between the Company and the Trustee (the Base Indenture, as so supplemented, the “Indenture”).

I have examined the Company’s Registration Statement on Form S-3ASR (File No. 333-194385) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 7, 2014 (the “Registration Statement”) and the prospectus, dated March 6, 2014 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated October 29, 2015 (the “Preliminary Prospectus Supplement”), and the prospectus supplement, dated October 29, 2015 (the “Prospectus Supplement”), the form of Indenture and the originals or certified, photostatic, electronic or facsimile copies of such records and other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic, electronic or facsimile copies and the authenticity of the originals of such copies.

Based upon my examination described above, and subject to the assumptions and qualifications stated herein, I am of the opinion that:

1.	The Base Indenture and the Fifth Supplemental Indenture have each been duly executed and delivered by the Company and the Indenture constitutes a valid and legally binding instrument enforceable against the Company in accordance with its terms.

2.	The 2015 Securities have been duly authorized and when executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to, and paid for by, the Underwriters as contemplated by the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company, and entitled to the benefits provided by the Indenture.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York. The foregoing opinion is also subject to: (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity, including (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (2) concepts of materiality, reasonableness, conscionability, good faith and fair dealing. In addition, I express no opinion with respect to whether acceleration of the 2015 Securities may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

I assume for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute a legal, valid and binding obligation of the Trustee, enforceable against it in accordance with its terms; (iv) the Trustee will be in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee will have the requisite legal power and authority to perform its obligations under the Indenture.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about November 3, 2015, which Form 8-K will be incorporated by reference into the Registration Statement, and the reference to my name therein and in the related Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ivonne M. Cabrera

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